             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                           AMENDMENT NO. 1 TO

                               FORM 12b-25
                                                               SEC FILE NUMBER
                       NOTIFICATION OF LATE FILING                000-10157

                               FORM 10-KSB                      CUSIP NUMBER
                                                                   13916P
                   For Period Ended: MAY 31, 2000


[Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]


PART I - REGISTRANT INFORMATION

                            CAPCO ENERGY, INC.
                    -------------------------------------
                          Full Name of Registrant

                              Not Applicable
                         -------------------------
                         Former Name if Applicable

                        2922 EAST CHAPMAN AVENUE
         -----------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

                          ORANGE, CALIFORNIA  92869
                          -------------------------
                          City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company was unable to file its Form 10-KSB by the deadline because a recent acquisition of a foreign corporation has resulted in reverse acquisition accounting and the Company has experienced delays in obtaining information from Canada.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

               Jon D. Sawyer                  303/893-2300
               -------------          -----------------------------
                  (Name)              (Area Code)(Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
     fiscal year will be reflected by the earnings statements
     to be included in the subject report or portion thereof?   [X]Yes  [ ]No


NARRATIVE AND QUALITATIVE EXPLANATION OF THE ANTICIPATED CHANGE:

The reverse acquisition comparative historical financial statements of the acquired company will become those of the Registrant and the Registrant has made other acquisitions. The results of operations will reflect these acquisitions.


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                            CAPCO ENERGY, INC.
               -------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CAPCO ENERGY, INC.



                                     By:/s/ Dennis R. Staal
                                        Dennis R. Staal, President
Date: August 29, 2000

[ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]